EXHIBIT 5.1

                 [Letterhead of Milbank, Tweed, Hadley & McCloy]

                                                                October 18, 1996

Graham-Field Health Products, Inc.
400 Rabro Drive East
Hauppauge, NY 11788

Re: Registration Statement on Form S-4
    Issuance of Shares of Common Stock

Ladies and Gentlemen:

     We refer to the Registration Statement on Form S-4 (the "Registration Statement") of Graham-Field Health Products, Inc., a Delaware corporation (the "Company"), filed with the Securities and Exchange Commission today for the purpose of registering under the Securities Act of 1933, as amended, a maximum of 8,905,691 shares of common stock, par value $.025 per share, of the Company (the "Shares"). The Shares are to be issued (a) to the holders of common stock, par value $.10 per share, of Everest & Jennings International Ltd. (the "E&J Common Stock"), a Delaware corporation ("E&J"), pursuant to the Amended and Restated Agreement and Plan of Merger dated as of September 3, 1996 and as amended as of October 1, 1996 (the "Merger Agreement"), by and among E&J, BIL (Far East Holdings) Limited ("BIL"), E&J Acquisition Corp., a wholly-owned subsidiary of the Company ("E&J Acquisition"), and the Company pursuant to which E&J Acquisition will be merged with and into E&J and E&J will survive as a wholly-owned subsidiary of the Company (the "Merger"), in exchange for their shares of E&J Common Stock (the "Merger Shares"); (b) to BIL in exchange for the delivery of funds in an amount equal to the amount of indebtedness owing by E&J to Hong Kong and Shanghai Banking Corporation Limited (the "HSBC Indebtedness"), subject to a maximum of $25 million, which funds will be contributed by the Company to E&J following the Merger and used by E&J to discharge the HSBC Indebtedness (the "BIL Shares"); and (c) upon the conversion of shares of Series B Cumulative Convertible Preferred Stock, par value $.01 per share, of the Company ("Company Series B Preferred Shares") and shares of Series C Cumulative Convertible Preferred Stock, par value $.01 per share, of the Company ("Company Series C Preferred Stock") being issued to BIL pursuant to the Merger Agreement in connection with the Merger (the "Conversion Shares").

     We are acting as special counsel for the Company and E&J Acquisition in connection with the Registration Statement, the Merger and certain matters contemplated thereby.

     We have examined originals, or copies certified to our satisfaction, of such corporate records of the Company and E&J Acquisition, certificates of public officials, certificates of officers and representatives of the Company and E&J Acquisition and other documents as we have deemed it necessary or appropriate to review as a basis for the opinions hereinafter expressed. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity with authentic originals of all documents submitted to us as copies and the authenticity of the originals of such latter documents. As to questions of fact material to the opinions hereinafter expressed, we have, when relevant facts were not independently established, relied upon the representations set forth in the Merger Agreement, certificates of public officials and officers of the Company and E&J Acquisition and other appropriate persons and statements of the Company and E&J Acquisition contained in the Registration Statement.

     Based upon and subject to the foregoing, and having regard to legal considerations we deem relevant, we are of the opinion that upon (i) the approval of (x) the issuance of the Shares pursuant to the Merger Agreement by the requisite vote of the stockholders of the Company and (y) the Merger Agreement by the requisite vote of the stockholders of E&J, (ii) the consummation of the Merger pursuant to the Delaware General Corporation Law ("DGCL"), (iii) in the case of the Merger Shares,


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the issuance of the Merger Shares to the holders of E&J Common Stock in accordance with the terms of the Merger Agreement, (iv) in the case of the BIL Shares, the issuance of the BIL Shares to BIL in accordance with the terms of the Merger Agreement and (v) in the case of the Conversion Shares, the issuance of the Conversion Shares upon conversion of the Company Series B Preferred Stock or the Company Series C Preferred Stock, as the case may be, in accordance with its terms, the Shares will have been legally and validly issued and will be fully paid and nonassessable.

     The foregoing opinions are limited to the federal laws of the United States of America and the DGCL, and we do not express any opinion as to the laws of any other jurisdiction.

     We hereby consent to the reference to us under the heading "Legal Matters" in the Joint Proxy Statement/Prospectus forming a part of the Registration Statement and to the filing of this opinion as Exhibit 5.1 to the Registration Statement.

                                       Very truly yours,

                                       /s/ Milbank, Tweed, Hadley & McCloy